UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

825 Great Northern Boulevard, Expedition Block, Suite 304, Helena, MT 59601
(Address of principal executive offices) (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Bakken Resources, Inc. (“Bakken,” “our,” or the “Company”) entered into a loan agreement with Eagle Private Equity (“Eagle”) effective as of December 29, 2017. The loan agreement permits the Company to draw up to One Million dollars ($1,000,000) from a non-revolving credit facility provided by Eagle (the “Facility”). The Facility is initially open for 270 days but may be extended at the Company’s option. Loans drawn on the Facility accrue interest at 4% above LIBOR, and the Facility includes a 7.5% fee. Any loans on the Facility are due in December 2019.

This Eagle facility described above is substantially similar to the facility entered into by the Company on May 6, 2016 (and disclosed in a Current Report on Form 8-K filed with the SEC on May 9, 2016) (the “Original Transaction”), and is intended to be primarily an extension of the Original Transaction. The Original Transaction contemplated that such facility could be extended at the option of the Company with the payment of an additional fee.

Following the termination of the Original Transaction in January 2017, the Company entered into certain negotiations relating to such extension/renewal of the Eagle facility and the redemption of Eagle’s Series A preferred shares. The Company did not close on this proposed additional transaction with Eagle, but placed $250,000 into a fully-refundable escrow to secure the rights to close the proposed extension/renewal, renegotiate key terms, or abandon the proposed extension/renewal. The $250,000 placed into escrow represents, in part, potential fees, costs and expenses associated with the Original Transaction, the new facility and the stock redemption agreement. These arrangements were disclosed in the Company’s various Quarterly Reports on Form 10-Q filed on October 3, 2017.

The Facility is initially unsecured, but subject to certain triggering events generally described as changes in control or attempted changes of control of the Company, including those events described in the Company’s Current Report on Form 8-K filed July 26, 2016 which describe an attempted hostile takeover of the Company. Similar to the Original Transaction, Loans under the Facility are convertible into shares of a newly-designated class of the Company’s Series B Preferred stock, described below under Item 5.03 of this Report. In addition, in lieu of converting loans into shares of the Company’s Series B Preferred Stock, Eagle may elect to take a first priority security interest in the Company’s assets. In addition, upon a triggering event, the Facility permits Eagle to put loans to the Company up to the balance of the Facility.

The loan agreement contains representations and warranties of the Company that are customary for transactions of this type.

Item 5.01 Change in Control of Registrant

In connection with the transactions described in Item 1.01 above, Eagle granted to the Company an option to allow the Company to redeem 600,000 shares of the Company’s Series A Preferred Stock that were held by Eagle. The Company purchased this option for a fee of $50,000 and redemption of the Series A Preferred was exercised at a 10% premium to the original acquisition price of $600,000.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company intends to file a Certificate of Designation with the Nevada Secretary of State. The Certificate of Designation creates a series of preferred stock comprised of one million (1,000,000) shares designated “Series B Preferred” pursuant to Article IV of our Articles of Incorporation, which authorizes up to an aggregate of ten million (10,000,000) shares of preferred stock by resolution of the Board of Directors (“Board”).

Series B Preferred rights, designations, preferences and terms include (but are not limited to):

1.	Dividends: The Series B Preferred participates with Common Stock (“Common”) and gives the Board discretion to issue separate Series B Preferred dividends not available to Common.

2.	Liquidation: Priority over Common upon a Liquidation Event up to twice the initial price per share for each share of Series B Preferred, participating with Common thereafter.

3.	Voting: Each share of Series B Preferred votes with Common and has one vote for each share of Common into which each stock of Series B Preferred is convertible (initially 100 shares of Common).

4.

Conversion: Holders of Series B Preferred may elect to convert each such share into one hundred (100) shares of Common, subject to Bakken’s authorized limit of Common shares and any applicable adjustment to shares of Series B Preferred contained in the Certificate of Designation.

5.

Anti-Dilution Protection: Series B Preferred is protected by “full-ratchet” anti-dilution rights for the first Ten Million dollars ($10,000,000) in equity financing raised by the Company following the closing of the Facility. After such full ratchet period, adjustment to the conversion price will be based on the “weighted average” formula described in the Certificate of Designation.

6.	Limitations: The Series B Preferred must vote as a class in order to approve certain events outside the course of normal business.

7.

Registration Rights: Converting shares of Series B Preferred into Common shares entitles the holders of the converted Common shares to register those shares with the SEC, in accordance with and subject to the terms of Section D of the Certificate of Designation.

The Board reserves all rights concerning the remaining eight million (8,000,000) preferred shares reserved under Article IV of the Company’s Articles of Incorporation and any shares that may be redeemed, retired, cancelled or amended relating to Series B Preferred. No further issuances of Series A Preferred are contemplated.

A copy of the Form Certificate of Designation for Series B Preferred is attached hereto as Exhibit 3.1.

Item 8.01 Other Events

Bakken Resources, Inc. issued a press release dated January 8, 2018, which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 3.1	Form Certificate of Designation for Series B Preferred

Exhibit 99.1	Press release issued by Company on January 8, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Dan Anderson
Dan Anderson
Chief Financial Officer
January 9, 2018